                                                                       EXHIBIT 3


                                                            ROYAL BANK OF CANADA
                                                            Royal Bank Plaza
MUTUAL CONFIDENTIALITY AGREEMENT                            200 Bay Street
                                                            Toronto, Ontario
                                                            M5J 2J5 Canada
                                                            (416) 974-9878

CONFIDENTIAL

as of January 31, 2000

Prism Financial Corporation
440 North Orleans
Chicago, Illinois  60610

Attention:  Mark Filler
President & CEO

Dear Sirs:

                Re: Confidentiality and Non-Disclosure Covenants

In connection with a possible transaction (the "Transaction") between Royal Bank of Canada or any of its affiliates and Prism Financial Corporation (hereinafter individually referred to as the "Party", the "Disclosing Party" or the "Recipient Party", as the case may be, and collectively referred to as the "Parties") the Parties are providing to each other certain information that is non-public, confidential and/or proprietary in nature concerning their respective business, operations and assets. In consideration of the Parties providing such information to each other, each Party agrees, for a period of two years from the date of this agreement, to treat any confidential information concerning the other Party, whether prepared by or on behalf of such Party or otherwise identified as confidential information at the time of disclosure, in accordance with the provisions of this agreement and to take or abstain from taking certain other actions hereinafter set forth.

1. The term "Confidential Information" includes all information of the Disclosing Party provided under this agreement provided, however, that it does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Recipient Party, (ii) was within the Recipient Party's possession on a non-confidential basis prior to its being provided to the Recipient Party by or on behalf of the Disclosing Party, (iii) is or becomes available to the Recipient party on a non-confidential basis from a source other than the Disclosing Party or its Representatives (as defined below) which source, to the best of the Recipient Party's knowledge, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation, or (iv) is independently developed by the Recipient Party without the use of the Disclosing Party's information.